EXHIBIT 23.1

[COMMERCE & FINANCE LETTERHEAD]

May 6, 2010

Acorn International, Inc.

18/F, 20th Building

487 Tianlin Road

Shanghai 200233, China

RE: ACORN INTERNATIONAL, INC.

Dear Sirs/Madams,

We have acted as legal advisors as to the laws of the People’s Republic of China to Acorn International, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2009.

We hereby consent to the use and reference of our name under the headings “Risk Factors,” “Chinese Government Regulations” and “Organizational Structure” and elsewhere in the Form 20-F.

In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours sincerely,

/s/ Commerce & Finance
Commerce & Finance